SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)



                             AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00169100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]              Rule 13d-1(b)
[X]              Rule 13d-1(c)
[ ]              Rule 13d-1(d)

CUSIP No. 00169100                   13G                            Page 2 of 27


      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                                     (b) [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
------------------------- -------------- ---------------------------------------

                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER


                                 4,166,702
------------------------- -------------- ---------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES   [  ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 3 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V, L.P.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [  ]
                                                                  (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------
                        5        SOLE VOTING POWER

                                 1,346,354*

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  0
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                2,967,053

                        8        SHARED DISPOSITIVE POWER

                                 0
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,967,053 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES   [   ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.67%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 4 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V FTE, L.P.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [  ]
                                                                   (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- -----------------------------------------------------------------
                        5        SOLE VOTING POWER

                                 491,203*

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  0
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                1,090,364

                        8        SHARED DISPOSITIVE POWER

                                 0
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,090,364 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [  ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               3.28%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 5 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V Germany, L.P.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [  ]
                                                                  (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------
                        5        SOLE VOTING POWER

                                 49,565*

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  0
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                109,285

                        8        SHARED DISPOSITIVE POWER

                                 0
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               109,285 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [  ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.33%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 6 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Investment Partners, L.P.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [  ]
                                                                  (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------

                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [  ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 7 of 27

-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [  ]
                                                                  (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------
                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES   [   ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 8 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [  ]
                                                                 (b) [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------

                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702

-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES   [   ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                            Page 9 of 27

-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ALCR Corp.
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [  ]
                                                                  (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------

                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702
-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [   ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               PN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                           Page 10 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [  ]
                                                                 (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------

                        5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702

-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [   ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               IN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                           Page 11 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [  ]
                                                                 (b)  [  ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------

                       5        SOLE VOTING POWER

                                 0

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                0

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702
--------- ----------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,166,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES [   ]

-------------- -----------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.95%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               IN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                           Page 12 of 27


-------------- -----------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich
-------------- -----------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [   ]
                                                                  (b)  [   ]
-------------- -----------------------------------------------------------------

      3        SEC USE ONLY

-------------- -----------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------- -------------- ---------------------------------------
                        5        SOLE VOTING POWER

                                 40,000

                        6        SHARED VOTING POWER
       NUMBER OF
         SHARES                  1,887,122*
      BENEFICIALLY
        OWNED BY
          EACH          7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                40,000

                        8        SHARED DISPOSITIVE POWER

                                 4,166,702

-------------- -----------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,206,702 shares of Common Stock
-------------- -----------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES  [   ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.06%
-------------- -----------------------------------------------------------------

     12        TYPE OF REPORTING PERSON

               IN
-------------- -----------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                   13G                           Page 13 of 27

Schedule 13G
------------

Item 1.

        (a)     Name of Issuer: AMC Entertainment Inc.

        (b) Address of Issuer's Principal Executive Offices: 106 West 14th Street Kansas City, Missouri 64141

Item 2.

1.      (a)     Name of Person Filing: Sandler Capital Management

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Sandler Capital Management is a general partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

2.      (a)     Name of Person  Filing:  Sandler  Capital  Partners  V, L.P.
                ("Sandler V")

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Sandler V is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

3.      (a)     Name of Person Filing:  Sandler Capital Partners V FTE, L.P.
                ("Sandler V FTE")

CUSIP No. 00169100                   13G                           Page 14 of 27


        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Sandler V FTE is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

4.      (a)     Name of Person Filing:  Sandler Capital  Partners V Germany,
                L.P. ("Sandler V Germany")

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Sandler V Germany is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

5.      (a)     Name of Person Filing: Sandler Investment Partners, L.P.

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship  or  Place  of  Organization:   Sandler   Investment
                Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

6.      (a)     Name of Person Filing:  MJDM Corp.

CUSIP No. 00169100                   13G                           Page 15 of 27


        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship   or  Place  of   Organization:   MJDM  Corp.  is  a
                corporation organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

7.      (a)     Name of Person Filing:  Four JK Corp.

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c) Citizenship or Place of Organization: Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

8.      (a)     Name of Person Filing:  ALCR Corp.

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship   or  Place  of   Organization:   ALCR  Corp.  is  a
                corporation organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

9.      (a)     Name of Person Filing:  Andrew Sandler

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship or Place of Organization: United States

CUSIP No. 00169100                   13G                           Page 16 of 27

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

10.     (a)     Name of Person Filing:  Michael J. Marocco

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship or Place of Organization: United States

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

11.     (a)     Name of Person Filing:  John Kornreich

        (b)     Address of Principal  Business Office,  or, if none,  Residence:
                767 Fifth Avenue New York, New York 10153

        (c)     Citizenship or Place of Organization: United States

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)     CUSIP Number: 001669100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                Not applicable.

Item 4.         Ownership.

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                1.  Sandler Capital Management:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principle stockholders of ALCR Corp., MJDM Corp., and Four JK

CUSIP No. 00169100                   13G                           Page 17 of 27



                                Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler V, Sandler V FTE and Sandler V Germany's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                2. Sandler Capital Partners V, L.P.:

                (a) Amount beneficially owned: 2,967,053 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                (b)             Percent of class: 8.67%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 1,346,354(2) shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 0 shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of:
                                                2,967,053 shares

                                (iv) Shared power to dispose or to direct the disposition of: 0 shares

                3. Sandler Capital Partners V FTE, L.P.:

                (a) Amount beneficially owned: 1,090,364 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                (b)             Percent of class: 3.28%

CUSIP No. 00169100                   13G                           Page 18 of 27



                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 491,203(2) shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 0 shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of:
                                                1,090,364 shares

                                (iv) Shared power to dispose or to direct the disposition of: 0 shares

                4. Sandler Capital Partners V Germany, L.P.

                (a) Amount beneficially owned: 109,285 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                (b)             Percent of class: 0.33%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 49,565(2) shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 0 shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of:
                                                109,285 shares

                                (iv) Shared power to dispose or to direct the disposition of: 0 shares

                5. Sandler Investment Partners, L.P.:

                (a) Amount beneficially owned: 4,166,702 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Sandler Investment Partners, L.P. is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

CUSIP No. 00169100                   13G                           Page 19 of 27



                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

                                (iv) Shared power to dispose or to direct the disposition of
                                                1,887,122(1) shares

                6. ALCR Corp.:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                7. MJDM Corp.:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

CUSIP No. 00169100                   13G                           Page 20 of 27


                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                8. Four JK Corp.:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                9. Andrew Sandler:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

CUSIP No. 00169100                   13G                           Page 21 of 27


                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                10. Michael J. Marocco:

                (a) Amount beneficially owned: 4,166,702(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                (b)             Percent of class: 11.95%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 0 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

                                (iii)           Sole power to dispose or to
                                                direct the disposition of: 0
                                                shares

                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

                11. John Kornreich:

                (a) Amount beneficially owned: 4,206,702(1)(3)(4) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management, and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE, and Sandler V Germany. Reporting Person is also the sole general partner of JK Media Limited Partnership.

                (b)             Percent of class: 12.06%

                (c)             Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote: 40,000 shares

                                (ii)            Shared power to vote or to
                                                direct the vote: 1,887,122(2)
                                                shares

CUSIP No. 00169100                   13G                           Page 22 of 27


                                (iii)           Sole power to dispose or to
                                                direct the disposition of:
                                                40,000 shares

                                (iv) Shared power to dispose or to direct the disposition of:
                                                4,166,702(1) shares

_________________________

(1) Includes 2,967,053, 1,090,364 and 109,285 shares of Common Stock beneficially owned by Sandler V, Sandler V FTE and Sandler V Germany, respectively.
(2) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.
(3) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.
(4) Includes 40,000 shares of Common Stock owned by JK Media Limited Partnership, of which Mr. Kornreich is the sole general partner.


Item 5.       Ownership of Five Percent or Less of a Class.

              As of the date hereof, Harvey Sandler beneficially owns less than five percent (5%) of the Common Stock of the Issuer.

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.

              See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              Not applicable.

CUSIP No. 00169100                   13G                           Page 23 of 27


Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                     Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00169100                   13G                           Page 24 of 27



                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 28, 2002                 SANDLER CAPITAL MANAGEMENT
                                        By:  MJDM Corp., a general partner

                                        By:  /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:  /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V FTE, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

CUSIP No. 00169100                   13G                           Page 25 of 27



Date:  October 28, 2002                 SANDLER INVESTMENT PARTNERS, L.P.
                                        By:  Sandler Capital Management, general
                                             partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 ARH CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: Secretary

Date:  October 28, 2002                 MJDM CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 FOUR JK CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President


Date:  October 28, 2002                 By:  /s/ Harvey Sandler
                                             ----------------------
                                        Name:  Harvey Sandler


Date:  October 28, 2002                 By:  /s/ Michael J. Marocco
                                             ----------------------
                                        Name:  Michael J. Marocco


Date:  October 28, 2002                 By:  /s/ John Kornreich
                                             ----------------------
                                        Name:  John Kornreich

CUSIP No. 00169100                   13G                           Page 26 of 27


                                    Exhibit A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of AMC Entertainment, Inc and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 28th day of October, 2002.


Date:  October 28, 2002                 SANDLER CAPITAL MANAGEMENT
                                        By:  MJDM Corp., a general partner

                                        By:  /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:  /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V FTE, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

CUSIP No. 00169100                   13G                           Page 27 of 27



Date:  October 28, 2002                 SANDLER INVESTMENT PARTNERS, L.P.
                                        By:  Sandler Capital Management, general
                                             partner
                                        By:  MJDM Corp., a general partner

                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 ARH CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: Secretary

Date:  October 28, 2002                 MJDM CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 28, 2002                 FOUR JK CORP.


                                        By:   /s/ Moira Mitchell
                                             ----------------------
                                        Name:  Moira Mitchell
                                        Title: President


Date:  October 28, 2002                 By:  /s/ Harvey Sandler
                                             ----------------------
                                        Name:  Harvey Sandler


Date:  October 28, 2002                 By:  /s/ Michael J. Marocco
                                             ----------------------
                                        Name:  Michael J. Marocco


Date:  October 28, 2002                 By:  /s/ John Kornreich
                                             ----------------------
                                        Name:  John Kornreich